FACTORING AGREEMENT

DATE:	April 24, 2008

SELLER:	Remedent, Inc.,
a Nevada corporation

ADDRESS:	4035 East Thousand Oaks Boulevard, Suite 245
West Lake Village, California 91362
FACTOR:	FIRST COMMUNITY FINANCIAL,

a division of Pacific Western Bank

ADDRESS:	4000 North Central Avenue, Suite 100

Phoenix, AZ 85012

1.	PURPOSE OF AGREEMENT.

This Agreement sets forth the terms and conditions relating to a factoring arrangement (“Factoring Facility”) pursuant to which Factor may purchase, from time to time, on a limited recourse basis such of Seller’s Accounts now existing or hereafter created and arising out of the sale of goods or the provision of services by the Company in the regular course of Seller’s business as Factor, in its sole and absolute discretion, determines to be acceptable.

2.	DEFINITIONS.

2.1.      “Accounts” means whatever is encompassed by the Code’s definition of that term, and includes all presently existing and hereafter arising accounts, instruments, contract rights, documents, chattel paper (including security agreements and leases), and all other forms of obligations owing to Seller, all guaranties of such Accounts and other security therefor, the proceeds of such Accounts, all Inventory returned to or reclaimed by Seller, and Seller’s Books relating to each of the foregoing.

2.2.      “Agreement” shall mean this Factoring Agreement, any concurrent or subsequent rider thereto and all amendments or modifications thereof.

2.3.      “Code” means the Uniform Commercial Code prepared under the joint sponsorship of the American Law Institute and the National Conference of Commissioners on Uniform State Laws, as amended from time to time. Any and all terms used in this Agreement shall be construed and defined in accordance with the meaning and definitions set forth herein or, to the extent not inconsistent herewith, as such terms are defined in the California Uniform Commercial Code, as amended from time to time; provided, however, with respect to any term used herein that is defined in (a) Article 9 of the Uniform Commercial Code as in force at any relevant time in the jurisdiction in which a financing statement with respect to this Agreement is filed, or (b) Article 9 as in force at any relevant time in the jurisdiction in which the terms of this Agreement are enforced, the meaning to be ascribed thereto with respect to any particular item of property shall be that under the more encompassing of the three definitions.

2.4.      “Collateral” means and includes all assets of the Seller, including without limitation, all of the following properties, assets and rights of the Seller and, including whatever is encompassed by the Code’s definition of the following terms, wherever located, whether now owned or hereafter acquired or arising, and all proceeds, products, replacements, substitutes, accessions, additions and improvements to any thereof:

All personal and fixture property of every kind and nature including, without limitation, all furniture, fixtures, equipment, raw materials, inventory, other goods, accounts, contract rights, rights to the payment of money, insurance refund claims and all other insurance claims and proceeds, chattel paper (including security agreements and leases), electronic chattel paper, documents, records, instruments, securities and other investment property, deposit accounts, rights to proceeds of letters of credit, letter-of-credit rights, supporting obligations of every nature, and general intangibles including, without limitation, all tax refund claims, license fees, patents, patent applications, trademarks, trademark applications, trade names, copyrights, copyright applications, rights to sue and recover for past infringement of patents, trademarks and copyrights, computer programs, computer software, engineering drawings, service marks, customer lists, goodwill, and all licenses, permits, agreements of any kind or nature pursuant to which (a) Seller operates or has authority to operate, (b) Seller possesses, uses or has authority to possess or use property (whether tangible or intangible) of others, or (c) others possess, use, or have authority to possess or use Seller’s property (whether tangible or intangible), and all recorded data of any kind or nature, regardless of the medium of recording, including, without limitation, all software, writings, plans, specifications and schematics, and Seller’s Books.

2.5.	“Customer” means Seller’s customer or the account debtor.

2.6.      “Customer Dispute” means any asserted claim, defense, dispute or offset by the Customer of any kind whatsoever, either arising out of an Account or against Seller, whether valid or invalid, arising either before and/or after such Account has been purchased by Factor, or if Customer refuses payment for any reason.

2.7.	“Factored Accounts” mean and include all Accounts which have been purchased by Factor.
2.8.	“Factoring Limit” means $1,000,000.00.

2.9.      “Factor’s Costs” means and includes: (a) filing, recording, publication and search fees incurred by Factor relating to Seller; all costs and expenses incurred by Factor in the enforcement of its rights and remedies under this Agreement, or defending this Agreement or its security interest in the Factored Accounts and Factored Accounts; (b) telephone, facsimile and delivery charges, and all the expenses of field examinations of Seller’s Books; (c) all expenses for travel, lodging and food incurred by Factor’s personnel in collecting the Accounts or realizing upon the Collateral; (d) all costs and expenses incurred in gaining possession of, maintaining, handling, preserving, storing, repairing, shipping, selling, preparing for sale and advertising to sell the Collateral, whether or not a sale is consummated; (e) all expenses involved in fulfilling in whole or in part any purchase order from an account debtor; (f) reasonable attorneys’ fees, incurred by Factor: (i) in negotiating or documenting any extension or modification hereof; (ii) in any attempt to workout or to otherwise adjust Seller’s obligations hereunder following the occurrence of an event of default; (iii) in enforcing payment hereof whether incurred before, after or irrespective of whether suit is commenced, and, in the event suit is brought to enforce payment hereof, such costs, expenses and fees and all other issues in such suit shall be determined by a court sitting without a jury; (iv) in enforcing any security interest held as collateral for Seller’s obligations including any proceeding seeking relief from the automatic stay in a Bankruptcy proceeding commenced by or against Seller; and (v) in defending any litigation arising out of this Agreement; and (g) all sums advanced by Factor to reasonably protect and preserve its interest in the Factored Accounts and the Collateral, which sums so advanced shall become due and payable from Seller to Factor on written demand and shall bear interest at twenty-four percent (24%) per annum if not paid within ten (10) days after demand.

2.10.    “Net Face Amount” shall mean the gross amount of an Account, less any returns, allowances or discount allowed in the ordinary course of business.

2.11.    “Obligations” mean all indebtedness of Seller and each Person who hereafter becomes Seller, that is now or hereafter owing to Factor, regardless whether such indebtedness is now existing or hereafter arising, whether it is voluntary or involuntary, whether due or not, secured or unsecured, absolute or contingent, liquidated or unliquidated, and whether it is for principal, interest, fees, expenses or otherwise, and regardless whether the Person who is or hereafter becomes Seller may be liable individually or jointly with others, or whether recovery upon any such obligations may be or hereafter become barred or otherwise unenforceable. The term, “Obligations,” also includes: (a) all amounts which arise after the filing of a petition by or against Seller under Title 11 of the United States Code (the “Bankruptcy Code”), even if the obligations do not accrue because of the automatic stay under Bankruptcy Code § 362 or otherwise, and all amounts which would become due but for the operation of the automatic stay under § 362(a) of the Bankruptcy Code, and the operation of §§ 502(b) and 506(b) of the Bankruptcy Code; (b) indebtedness arising under modifications, renewals, replacements and extensions of the Obligations, and successive transactions which renew, continue, refinance or refund the Obligations; and (c) all covenants and duties of Seller to Factor of every kind, nature and description, (whether arising out of the Agreement or any other agreement, instrument, document, record or contract now existing or hereafter made by Seller in favor of Factor, and whether created by oral agreement or operation of law, and whether or not for the payment of money), including without limitation any debt, liability or obligation owing by Seller to others which Factor may have acquired by assignment or otherwise.

2.12.    “Seller’s Books” mean and include all of Seller’s books and records including ledgers and records, computer programs, computer disks or tape files, computer printouts, and other computer prepared information.

2.13.    “State” when referring to: (a) the location of Seller’s chief executive office, will be referred to herein as the “Chief Executive Office State;” (b) the location of Seller’s state of incorporation, will be referred to herein as the “Seller State;” and (c) the location of Collateral consisting of goods, will be referred to herein as the “Collateral State.”

3.	PURCHASE OF ACCOUNTS.

3.1.      Seller agrees to offer all of its Accounts for sale to Factor and Factor may purchase such of said Accounts as are credit worthy and otherwise acceptable to it, in its sole and absolute discretion. Nothing contained herein shall obligate Factor to purchase any Account from Seller which it does not approve and accept. Factor reserves the right to reject an Account even though Factor may in the past have accepted the Accounts of that particular Customer. If Factor rejects an Account of a Customer where Factor has accepted Accounts of such Customer in the past, for so long as such Customer may owe Factor any sum, Seller does hereby agree not to sell the Customer any goods or render any services on more favorable terms than those established with respect to the Factored Accounts.

3.2.      Accounts shall be offered by Seller to Factor upon such forms as may be provided by Factor, accompanied by original invoices therefor, evidence of shipping or proof of delivery or performance of services, satisfactory to Factor, and such other documents as Factor may from time to time require. Factor shall have the right to withhold the purchase price for such Accounts so accepted until Seller furnishes such documents.

3.3.      As a condition precedent to purchasing Accounts hereunder, Factor must also receive an official report from the Secretary of State of each Collateral State, the Chief Executive Office State, and the Seller State (the “SOS Reports”), indicating that Factor’s security interest in the Collateral is prior to all other security interests and other interests reflected in the report.

3.4.      Factor has made no commitment to purchase any given amount of Seller’s Accounts, but in no event will Factor consider the purchase of an Account if the unpaid amount thereof, together with the aggregate amount of all then unpaid Factored Accounts, exceeds the Factoring Limit.

3.5.      It is further specifically understood between the parties hereto that Factor shall not in connection with the purchase of Accounts, either expressly or impliedly, be deemed to have assumed any liability or obligation which Seller may now or hereafter have to its Customers.

3.6.      In consideration for establishing this Factoring Credit Facility on the terms and conditions stated herein, Seller agrees to pay to Factor upon the execution hereof an administrative set-up fee of N/A of the Factoring Limit, which shall be deemed earned and non-refundable upon payment thereof.

4.	PURCHASE PRICE/DISCOUNT.

4.1.      For monthly purchases < $200,000.00, the purchase price of each Factored Account will be the Net Face Amount thereof, less a discount computed as a percentage of the Net Face Amount (the “Discount”). At the time an Account is purchased, Factor will initially pay Seller seventy five percent (75%) of the Net Face Amount of the Account, and hold back the remaining twenty four percent (24.00%) as a reserve (the “Reserve”). If the Account is paid within 30 days from the date of its purchase, the Discount will equal one percent (1.00%) of the Net Face Amount. If a Factored Account is not paid by the Customer or otherwise settled by Seller within said period, one or more additional discounts, computed as a percentage of the Net Face Amount, will be added to the amount of the Discount and correspondingly charged against the Reserve in accordance with the following schedule:

(a)       An additional discount of one percent (1.00%) shall be earned, thereby reducing the Reserve to twenty three percent (23.00%), if the Factored Account is paid by Customer or settled by Seller more than 30 days, but on or before 60 days, after the date of its purchase by Factor; and

(b)       An additional discount of one percent (1.00%) shall be earned, thereby reducing the Reserve to twenty two percent (22.00%), if the Factored Account is paid by Customer or settled by Seller more than 60 days, but on or before 90 days, after the date of its purchase by Factor.

For monthly purchases > $200,000.00, the purchase price of each Factored Account will be the Net Face Amount thereof, less a discount computed as a percentage of the Net Face Amount (the “Discount”). At the time an Account is purchased, Factor will initially pay Seller seventy five percent (75%) of the Net Face Amount of the Account, and hold back the remaining twenty four and four tenths percent (24.40%) as a reserve (the “Reserve”). If the Account is paid within 30 days from the date of its purchase, the Discount will equal six tenths of one percent (0.60%) of the Net Face Amount. If a Factored Account is not paid by the Customer or otherwise settled by Seller within said period, one or more additional discounts, computed as a percentage of the Net Face Amount, will be added to the amount of the Discount and correspondingly charged against the Reserve in accordance with the following schedule:

(a)       An additional discount of six tenths of one percent (0.60%) shall be earned, thereby reducing the Reserve to twenty three and eight tenths percent (23.80%), if the Factored Account is paid by Customer or settled by Seller more than 30 days, but on or before 60 days, after the date of its purchase by Factor; and

(b)       An additional discount of six tenths of one percent (0.60%) shall be earned, thereby reducing the Reserve to twenty three and two tenths percent (23.20%), if the Factored Account is paid by Customer or settled by Seller more than 60 days, but on or before 90 days, after the date of its purchase by Factor.

4.2. In addition to the foregoing, Seller shall pay to Factor, with respect to each Factored Account, interest at the rate equal to the prime rate plus 2.00% per annum, computed on a 360-day year, on the difference between the Net Face Amount of each Factored Account and the amount withheld in the Reserve, from the date that said account is purchased by Factor until the date upon which such Factored Account is either paid, repurchased by or charged back to the Seller. The foregoing rate of interest is based upon a prime rate of 5.25%, which is publicly announced by JP Morgan Chase Bank from time to time (the “Prime Rate”). In the event of a change in the Prime Rate, the rate of interest to be charged to Seller shall be correspondingly adjusted as of the next business date after the date of said change. All such additional discounts earned shall be cumulative, and may be deducted from the Reserve by Factor at such time as the Factored Account is paid, charged back, repurchased or otherwise settled by Seller. No Factored Account shall be deemed paid until final settlement of the remittance therefor has been made by the drawee bank.

4.3.      Each Reserve shall be held by Factor and may be applied to any Obligations of Seller to Factor. Provided that Seller is not then in default under any term or provision of this Agreement, each Reserve shall be paid or credited by Factor to Seller at least twice each month with respect to those Factored Accounts which have been paid, less all Factor’s costs, additional discount(s), the Net Face Amount of any Factored Account to be charged back or repurchased by Seller, adjustments made or allowed on any Factored Account, or sums or Obligations owing from Seller to Factor, whether arising out of this Agreement or otherwise. Payment of any Reserve is subject to the computer closing date for that period.

4.4.      Notwithstanding the provisions of Section 4.2., Factor shall have the right at any time to change the percentage which is to be paid to Seller and/or increase the percentage to be withheld as a Reserve with respect to any Account or Accounts to be purchased by Factor. By way of clarification, but not by way of limitation, examples of the circumstances under which Factor will exercise its right to change the percentage to be paid to Seller and/or increase the percentage to be withheld as a Reserve, include:

(a)       If the amount collected on a Factored Account is less than ninety-five percent (95%) of the amount billed.

(b)       If the amount of the Factored Account to be purchased would, together with the amount of all unpaid Factored Accounts, exceeded the Factoring Limit.

(c)       If the Factored Accounts turnover substantially increases within a thirty (30) day period.

(d)       The collection of the Factored Accounts during any thirty (30) day period substantially diminishes as compared with the previous period.

(e)       If Factor receives information that the creditworthiness of a Factored Account deteriorated.

(f)        If Factor receives information that an account debtor has an offset in a substantial amount.

4.5.	INTENTIONALLY BLANK.
5.	RECOURSE.

5.1.      Seller agrees to repurchase and Factor may charge back to Seller, the Net Face Amount of any Factored Account which:

(a)	fails to comply with any of the warranties set forth in Article 8;
(b)	involves a Customer Dispute;

(c)       remains uncollected due to Seller’s interference with Factor’s efforts to collect the Factored Account; or

(d)       is not paid within 90 days after the Factored Account is purchased, and in all events within 105 days from date of invoice.

5.2.      The repurchase or charge back of any Factored Account shall be accomplished in any one of the following manner or combination thereof, at Factor’s option:

(a)       Factor may require Seller to assign additional Accounts and deduct said sums from the purchase price thereof;

(b)       Factor may deduct said amounts from the Reserve which would otherwise be paid to Seller; or

(c)	Factor may demand payment from Seller.

All short payments, discounts and any other Obligation Seller may have to Factor may be deducted in the same manner.

6.	RIGHTS IN FACTORED ACCOUNTS.

6.1.      Upon approval and acceptance in writing of the assignment of an Account by a duly authorized agent of Factor, said assignment shall vest full, absolute and irrevocable title and ownership to said Factored Account in Factor, together with the proceeds thereof, and Seller’s title in the goods represented thereby. As the full and sole owner of such Factored Account, Factor shall be entitled to all of the ownership, title, rights, or guarantees which Seller possessed with respect thereto and with respect to the goods represented thereby, including without limitation, the right to stoppage in transit, reclamation or replevin of the goods, the right to the goods which may be rejected, returned, or reconsigned and in and to any new Account created through the resale or exchange of such goods, the right to file materialman’s liens, the right at any time to verify any information relating to any Factored Account in the name of Seller or Factor, the right to collect and receive all monies due and to become due upon said Factored Account, the right to demand, collect, receive, receipt for, sue for and compromise or settle the payment such Factored Account in its own name or in the name of Seller, without notice to or consent of Seller. Seller shall have no right or power to modify, change or alter the terms, price or other conditions of any Factored Account.

6.2.      All invoices, statements and notices sent to the Customers shall bear an endorsement that the Factored Account has been sold and assigned and is to be remitted only to Factor.

6.3.      All remittances, including cash, checks and other proceeds arising from the Factored Accounts shall be the sole and exclusive property of Factor. Seller shall have no power or authority to deposit or in any way deal with the proceeds of any Factored Account. If for any reason, Seller should receive any payment or other proceeds of Factored Accounts, Seller agrees to hold said proceeds in trust for Factor separate and apart from any property of Seller and endorse and transmit the same to Factor in their original form on the same day that such remittance is received, together with any voucher or memoranda. Should Seller come into possession of a check representing payment owing to both Factor and Seller, Seller shall turn over said check to Factor and Factor will, provided Seller is not indebted to Factor, refund to Seller that portion thereof belonging to Seller.

6.4.      Any remittance made by a Customer, unless specifically designated as being in payment of a particular Factored Account, including remittances representing C.O.D. sales, may be applied as Factor shall see fit.

6.5.      Seller does hereby irrevocably designate, make, constitute and appoint Factor, and any agent designated by Factor, as Seller’s true and lawful attorney, with power to do the following in Seller’s or Factor’s name and at Seller’s expense but without notice to Seller, and at such time or times (except as otherwise provided herein) as Factor may, in its sole election, determine;

(a)       Receive, open and dispose of all mail addressed to Seller, retaining all mail pertaining to the Factored Accounts.

(b)       Endorse Seller’s name on any checks, notes, acceptances, money orders, drafts or other forms of payment or security that may come into Factor’s possession pertaining to Factored Accounts.

(c)       Exercise all of Seller’s rights and remedies with respect to the collection of Factored Accounts.

(d)       Sign Seller’s name on any invoice, freight bill or bill of lading relating to any Account, on any draft against an account debtor, on any schedule assignment of Accounts, verification of Accounts, on any notice to account debtors, or on any other instrument, document, or record with respect to Factored Accounts.

(e)       Prepare, file and sign Seller’s name on any proof of claim in bankruptcy or similar document against a Customer.

(f)        Prepare, file and sign Seller’s name on any notice of lien, claim of mechanic’s or materialman’s lien or similar document or waiver or satisfaction thereof in connection with a Factored Account.

(g)       Execute any other documents that may facilitate the collection, liquidation or disposition of Factored Accounts, and do all other acts and things necessary to facilitate the collection of Factored Accounts.

Factor shall not be liable to Seller for any error in judgment or mistake of fact or law; doing all things necessary and proper to carry out the purposes of this Agreement. The authority granted Factor, being coupled with an interest, shall remain in full force and effect until all Factored Accounts are paid in full and all Obligations of Seller to Factor have been fully paid and satisfied.

6.6.      Seller shall notify Factor immediately in the event of a Customer Dispute and in the event that the goods represented by any Factored Account are returned to Seller for any reason, Seller shall, subject to Factor’s prior approval, promptly adjust and settle the same at its expense and advise Factor of any such adjustment. Seller shall, on demand, pay over to Factor the amount of any such adjustment or repurchase said Factored Account; in the alternative, Factor may offset against any such sums as may be due to Seller in the amount of such adjustment or the full unpaid balance thereon plus any and all expenses and attorneys’ fees which Factor may have incurred. Until said Factored Account is repurchased by Seller, it is understood and agreed that all returned goods shall be and remain the property of Factor. Factor shall have the privilege of disposing of any returned or rejected goods at the best price and upon the most favorable terms available under the circumstances, in the sole opinion of Factor.

7.	BOOKS AND RECORDS.

7.1.      Seller shall keep proper and accurate books, correspondence, records and papers pertaining to all Accounts and the Collateral and make proper entries in its books reflecting the sale of Factored Accounts to Factor. Factor (through any of its officers, employees or agents) shall have the right at any time during Seller’s usual business hours or during the usual business hours of any third party having control over the records of Seller to inspect Seller’s Books and records and the Collateral and remove all or part of Seller’s Books from Seller’s place of business for a limited period of time for the purpose of making copies thereof.

7.2.      It is understood and agreed that Seller’s principal place of business is the address set forth above and that all of Seller’s Books, accounts, correspondence and other documents pertaining to the Accounts are located there and that Seller will promptly notify Factor of any change of location of its business or the place where the books and records pertaining to the Accounts are kept.

7.3.      Seller shall furnish to Factor such information relating to the financial condition of Seller as Factor may request from time to time, and deliver to Factor within ninety (90) days after the close of Seller’s fiscal year a financial statement certified by an independent CPA or, at Factor’s option, an authorized representative of Seller, and within twenty (20) days after receipt any other financial reports or statements prepared by or for Seller.

8.	WARRANTIES.

8.1.      As an inducement for Factor to enter into this Agreement and to purchase Accounts from Seller from time to time, and with full knowledge that the truth and accuracy of these warranties are being relied upon by Factor in lieu of a complete credit investigation, Seller warrants as follows, which warranties shall be deemed to be made at the time each Account is purchased by Factor:

(a)       If Seller is a corporation or limited liability company, it is duly organized and is and at all times hereinafter will be in good standing under the laws of the state of its incorporation or registration and is duly qualified and in good standing in every other state in which it is required to be licensed.

(b)       The Chief Executive Office State, Seller State, Collateral States and the chief place of business and the office where Seller’s Books are kept are each accurately identified in Exhibit A.

(c)       Seller is presently doing business only under its name as set forth in this Agreement or under the trade names set forth in Exhibit A.

(d)	Seller is solvent and able to pay its debts as they mature.

(e)       Seller is the true and lawful owner of the Accounts and the Collateral and has the right and power and is duly authorized to enter into this Agreement and the execution, delivery and performance thereof does not constitute a default under any indenture agreement or undertaking to which Seller is now or hereafter a party.

(f)        All financial statements, applications and information delivered to Factor or financial records or Seller’s Books which may be shown to Factor at any time shall be true and correct in all material respects and kept in accordance with generally accepted accounting principles.

(g)       No actions or proceedings are threatened or pending against Seller, except as may be specifically disclosed in writing to Factor, and if any of the foregoing arise, Seller shall immediately notify Factor in writing with respect thereto.

(h)       Seller has paid all federal, state and local taxes and assessments required of it by law (including timely payment or deposit of all F.I.C.A. payments and withholding taxes) and no tax lien has been filed against Seller.

(i)        All of said Collateral is owned by Seller only and is free and clear of any and all lien, claim or security interest of any party and no financing statement covering the Collateral or the proceeds therefrom is or shall be on file at any public office, except as specifically disclosed in writing to Factor.

(j)	Each Factored Account:

(1)       is genuine and in all respects what it purports to be and represents a bona fide, existing, valid and legally enforceable indebtedness of the Customer named therein payable in the amount, time and manner stated in the invoice therefor and is absolutely owing to Seller and not contingent for any reason;

(2)       represents a bona fide sale in the ordinary course of Seller’s business of the kind, quantity and quality of the goods or services described therein, and that the goods or services described therein have been completely delivered, installed or performed, and at the time of delivery or installation have been accepted by the Customer without condition;

(3)	is not with a Customer in which Seller has any legal or financial interest;

(4)       is due and payable in thirty (30) days or less or on such other terms as are acceptable to Factor in its sole discretion which are expressly set forth on the face of the invoice;

(5)       is not subject to any claim, credit, deduction, discount, allowance, dispute, setoff or counterclaim and the goods represented by said Account have not been sold on consignment or which any return privilege whatsoever (except defective merchandise);

9.	COVENANTS OF SELLER.

9.1.      Seller will not during the term of this Agreement assign or grant a security interest in any of its Accounts to any other party and will not grant a security interest in any of the Collateral to any other party, excepting purchase money security interests in equipment.

9.2.      Seller will not change or modify the terms of any Factored Account, without the prior approval of Factor.

9.3.      Seller will not grant a security interest in the Collateral, or permit a lien, claim or encumbrance to be imposed on any of the Collateral, or allow the Collateral to be possessed by or under the control of any another person or entity.

9.4.      Seller will not sell, license, lease, rent or otherwise dispose of, move, transfer or relocate outside the Collateral States, whether by sale or otherwise, any of Seller’s assets, including the Collateral, but excluding Inventory which may be sold, licensed, leased, or otherwise disposed of in the ordinary course of Seller’s business, provided that Factor continues to have a security interest in the proceeds thereof.

9.5.      Seller will not change: (i) its Seller State; (ii) its corporate or trade name without providing Factor with 30 days’ prior written notice; or (iii) any of its Collateral States without providing Factor with 30 days’ prior written notice.

9.6.      Seller will not relocate its place of business, its Chief Executive Office State or move Seller’s Books from the locations set forth on Exhibit A.

9.7.      Seller will notify Factor in writing prior to any change in Seller’s place of business or if it has more than one place of business prior to any change in Seller’s chief executive office or the office or offices where Seller’s Books are kept and will immediately notify Factor of any proposed or actual change of Seller’s name, location, identity, legal entity or structure.

9.8.      Seller will maintain all Collateral in the Collateral State(s) at the address(es) identified in Exhibit A and will not, without the prior written consent of Factor, move the Collateral to any other address(es).

9.9.      Seller will make timely payments or deposits of all taxes (including F.I.C.A. payments and withholding taxes) prior to delinquency and furnish to Factor on demand evidence of such payment or deposit.

9.10.    Seller will not in any manner whatsoever take any action which may interfere with or hinder the collection of the Factored Accounts or interfere with any of Factor’s rights under this Agreement, recognizing that any such interference may result in civil and/or criminal liability.

9.11.    Seller shall, at its expense, obtain and keep in full force and effect the Collateral insured against loss or damage as is customary for businesses similar to that of Seller and name Factor as loss payee of such insurance. All proceeds received by Factor shall either be applied to any Obligations of Seller to Factor or at the discretion of Factor released to Seller.

9.12.    Seller will, when requested by Factor, execute any document or instrument or do any other thing necessary to effectuate more fully the purposes and provisions of this Agreement, including without limitation, executing and filing financing statements and continuation statements in the form and substance satisfactory to Factor.

10.	INDEMNITY.

10.1.    Seller does hereby indemnify and agree to hold Factor harmless from any and all claims, demands, liabilities, loss, damage or expenses, including reasonable attorneys’ fees which Factor may at any time sustain, suffer or incur by reason of any action which may be brought against Factor by any of Seller’s Customers or any third party. This indemnity shall survive the termination of this Agreement and shall not be deemed to be released by the mutual release referred to in Section 14.9 of this Agreement.

11.	SECURITY INTEREST IN COLLATERAL.

11.1.    As a further inducement to Factor to enter into this Agreement and to secure the performance of all Obligations of Seller to Factor under this Agreement, Seller does hereby grant to Factor a security interest in all Collateral presently existing or hereafter arising, now owned or hereafter acquired by Seller, together with the Additional Collateral. Seller agrees to execute a financing statement and take such other action that may be required to perfect the security interest of Factor in the Collateral.

11.2.    Seller will execute and deliver to Factor concurrently with Seller’s execution of this Agreement, and at any time or times hereafter at the request of Factor, promissory notes, financing statements, initial financing statements, continuation statements, security agreements, mortgages, assignments, certificates of title, affidavits, reports, notices, schedules of accounts, letters of authority, and all other documents and records that Factor may request, in such form as is satisfactory to Factor, to further evidence the Obligations and/or to perfect and maintain Factor’s security interest in the Collateral and fully comply with this Agreement.

11.3.    Seller authorizes Factor to file one or more financing statements and initial financing statements describing the Collateral. Seller hereby makes, constitutes and appoints Factor (and any of Factor’s officers, employees or agents designated by Factor) as Seller’s true and lawful attorney with power, but without notice to Seller, to sign the name of Seller or take any other action on or with respect to any Financing Statement, initial financing statement, continuation statement, security agreement, mortgage, assignment, certificate of title, affidavit, letter of authority, or notice or other similar document necessary to perfect or continue the perfection of Factor’s security interest in the Collateral. Seller shall make appropriate entries in Seller’s Books disclosing Factor’s security interest in the Collateral. The power of attorney created in this Section is coupled with an interest, and shall be irrevocable until all Obligations are fully paid and satisfied.

11.4.    Seller will have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Factor chooses to perfect its security interest by possession in addition to the filing of a financing statement. Regardless who has possession, Seller shall in all events bear the risk of loss of the Collateral.

11.5.    Factor will have no duty to collect any income accruing on the Collateral or to preserve any rights relating to the Collateral.

11.6.    Where Collateral is in the possession of a third party, Seller will join with Factor in notifying the third party of Factor’s security interest and obtaining an acknowledgment from the third party that it is holding the Collateral for the benefit of Factor.

11.7.    Seller will cooperate with Factor in obtaining control with respect to Collateral consisting of: (a) deposit accounts; (b) investment property; (c) letter-of-credit rights; and (d) electronic chattel paper.

11.8.    Seller will not create any chattel paper without placing a legend on the chattel paper acceptable to Factor indicating that Factor has a security interest in the chattel paper.

12.	TERMINATION.

12.1.    This Agreement shall continue in effect until October 16, 2008, and shall be automatically renewed for successive periods of six (6) months, unless terminated as follows:

(a)	Factor may terminate this Agreement upon 30 days written notice given to Seller.

(b)       Seller may terminate this Agreement only upon payment to Factor of a prepayment charge of N/A to defray Factor’s costs and upon at least 30 days prior written notice.

Notwithstanding the foregoing, upon the occurrence of any default, Factor may terminate this Agreement immediately without notice. Upon the effective date of termination whether such termination is pursuant to the occurrence of a default, all Obligations shall become immediately due and payable by Seller to Factor without notice or demand. No such termination of this Agreement shall affect the liabilities and obligations of Seller or the rights, powers and remedies of Factor under this Agreement, or the security interest granted to Factor hereunder until all Obligations have been fully paid and satisfied.

13.	DEFAULTS/REMEDIES.
13.1.	Any one or more of the following shall be a default hereunder:

(a)       Any warranty or representation made herein proves to be false in any material respect.

(b)       Seller breaches any covenants, term or provision contained in this Agreement or under any other agreement or contract between Seller and Factor.

(c)       Factor receives a SOS Report indicating that Factor’s security interest in the Collateral is not prior to all other security interests or other interests reflected in the report.

(d)	A petition is filed by or against Seller under any bankruptcy or insolvency statute.

(e)       Seller becomes insolvent or a tax lien is filed against Seller or Seller shall voluntarily file for bankruptcy.

(f)        Any involuntary petition in bankruptcy shall be filed against Seller and not dismissed within 60 days.

(g)       Any levy of attachment, execution, tax lien or similar process shall be issued against Seller or the collateral and shall not be released within five days thereof.

(h)	Seller ceases normal business operations.

(i)        A material portion of the Collateral is damaged or destroyed or cannot be located within five days after Factor makes demand upon Seller to inspect the same.

(j)        The chief executive officer of Seller dies, becomes incompetent or is no longer associated with Seller.

13.2     In the event of default, Factor may, at its election, take any or all of the following actions, to be exercised concurrently or successively:

(a)       Cease purchasing Accounts from Seller or making any remittances to Seller from the Reserve until all Obligations of Seller to Factor have been fully paid and satisfied.

(b)       Require Seller to repurchase, on demand, all Factored Accounts, and pay to Factor all Obligations of Seller.

(c)       Proceed to notify and collect all Accounts which have not been factored and, in such case, exercise such rights and remedies with respect to such Accounts as are set forth in this Agreement with respect to Factored Accounts.

(d)       Notify the post office authorities to change the address for delivery of mail addressed to Seller to such address as Factor may designate.

(e)       Exercise any and all rights of a secured party under the Uniform Commercial Code and/or any other applicable law.

(f)        Require Seller to assemble the Collateral, hold the same in trust for Factor’s account and, at Seller’s expense, deliver the same to Factor or to a third party as Factor’s bailee at a place or places to be designated by Factor which is reasonably convenient to the parties, or store the same in a warehouse in Factor’s name and deliver to Factor documents of title representing said Collateral.

(g)       Require Seller to assemble Seller’s Books and make them available to Factor at a place designated by Factor, at Seller’s expense, or deliver the same to Factor at a place which is reasonably convenient to the parties.

(h)       Enter, with or without process of law, and without further permission of Seller and without the necessity of posting a bond, upon any premises where the Collateral is or believed by Factor to be located, using all necessary force to accomplish the same without committing a breach of the peace (Seller hereby waiving all claims for damages or otherwise due to, arising from or connected with such entry and/or seizure), and: (i) take possession of said premises and of the Collateral located therein; (ii) place a custodian in exclusive control of said premises and of any of the Collateral located therein; (iii) remove from the premises the Collateral (and any of Seller’s Books, materials and supplies) in any way relating to the Collateral or useful by Factor in enforcing its rights hereunder; (iv) remain upon said premises and use the same (together with said Seller’s Books, materials and supplies) for the purpose of collecting the Collateral and/or preparing the Collateral for disposition and/or disposing of the Collateral.

(i)        Sell at one or more public or private sales, lease or otherwise dispose of the Collateral (regardless whether Factor has taken possession thereof or whether the Collateral is present at any such sale or disposition) in its then condition, or after further manufacturing, processing or preparation thereof (utilizing, in connection therewith, without charge or liability to Factor therefor, any of Seller’s assets), by means of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Seller’s premises) as, in the opinion of Factor, is commercially reasonable.

(j)        Factor will have no obligation to clean up or otherwise prepare the Collateral for sale. Factor will have no obligation to attempt to satisfy the Obligations by collecting them from any other Person liable for them, and Factor may release, modify or waive any of the Collateral provided by any other Person to secure any of the Obligations, all without affecting Factor’s rights against Seller. Seller waives any right it may have to require Factor to pursue any third Person for any of the Obligations. Factor has no obligation to marshal any assets in favor of Seller, or against or in payment of the Obligations or any other obligation owed to Factor by Seller or any other person. Factor may comply with any applicable state or federal law requirements in connection with a disposition of the

Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

(k)       Factor may dispose of the Collateral without giving any warranties as to the Collateral. Factor may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

(l)        If Factor sells any of the Collateral upon credit, Seller will be credited only with payments actually made by the purchaser, received by Factor and applied to the indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Factor may resell the Collateral and Seller shall be credited with the proceeds of the sale.

(m)      Factor shall have the right to purchase all or any portion of the Collateral at any public sale. In the event Factor purchases any of the Collateral being sold, Factor may pay for the Collateral by crediting against the purchase price some or all of the Obligations.

(n)       All proceeds from said sale after payment of all costs and expenses incurred therein shall be applied to any and all Obligations of Seller to Factor returning any excess to Seller who shall remain liable to Factor for any deficiency.

No exercise by Factor of any right or remedy shall be deemed an election thereof.

14.	MISCELLANEOUS.

14.1.    Seller authorizes Factor, in its sole discretion, to dispose of any documents, schedules, invoices or other papers delivered to Factor at any time after six months after they are delivered to Factor, unless Seller requests, in writing, the return of the same at Seller’s expense.

14.2.    Factor shall not be deemed to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by Factor. Failure or delay by Factor in exercising or enforcing any right, power, privilege, lien, option or remedy hereunder shall not operate as a waiver thereof and a waiver by Factor of any default by Seller under this Agreement shall not be construed of any subsequent or other default or effect or impair any right or power resulting therefrom.

14.3.    With respect to procedural matters related to the perfection and enforcement of Factor’s rights against the Collateral, this Agreement shall be governed by federal law applicable to Factor and, to the extent not preempted by federal law, the laws of the state where the Collateral, or the portion of it against which enforcement is sought, is located without regard to that state’s conflicts of law provisions. In all other respects, this Agreement will be governed by federal law applicable to Factor and, to the extent not preempted by federal law, the laws of the State of California without regard to its conflicts of law provisions. However, if there ever is a question about whether any provision of this Agreement is valid or enforceable, the provision that is questioned will be governed by whichever state or federal law would find the provision to be valid and enforceable. Seller does hereby agree to submit to the jurisdiction of the courts of the State of California or the State of Arizona, at Factor’s election, with respect to any actions or proceedings arising out of or relating to this Agreement and does hereby agree that service of process may be made upon Seller by certified mail at the address set forth in this Agreement.

14.4.    Unless otherwise provided in this Agreement, all notices, demands or other communications to either party shall be in writing and shall be mailed, telecopied or communicated by means of facsimile transmission (followed by a mailed or delivered hard copy), or delivered by hand or courier service, at their respective addresses set forth in this Agreement, or at such other addresses as shall be designated by such party in a written notice to the other party. All notices and other communications shall be deemed delivered and effective when a record has been sent by telecopy or other facsimile transmission, or upon receipt through the Internet, or upon hand delivery or upon the next business day after deposit in a United States postal box if postage is prepaid, and the notice properly addressed to the intended recipient.

14.5.    This Agreement constitutes the full and complete Agreement of the parties hereto and neither party shall be bound by any provision or agreement oral or written except as set forth herein and this Agreement shall not be modified or amended in any respect except by an agreement in writing signed by both of the parties.

14.6.    If any provision of this Agreement is determined to be legally invalid or unenforceable, the validity or enforceability of the remaining provisions of this Agreement shall not be affected thereby.

14.7.    If at any time or times hereafter Factor employs counsel for advice or other representation: (a) with respect to any of the Collateral or this Agreement; (b) to represent Factor in any litigation, contest, dispute, suit or proceeding or to commence, defend, or intervene or to take any other action in or with respect to any litigation, contest, dispute, suit or proceeding (whether instituted by Factor, Seller or any other party) in any way relating to any of the Collateral, this Agreement or Seller’s affairs; (c) to protect, collect, lease, sell, take possession of or liquidate any of the Collateral; (d) to attempt to enforce any security interest of Factor in any of the Collateral; or (e) to enforce any rights of Factor against Seller or against any other person which may be obligated to Factor by virtue of this Agreement including Seller’s account debtors, then, in any of the foregoing events, all of the reasonable attorneys’ fees arising from such services and all expenses, costs and charges in any way arising in connection therewith or relating thereto shall constitute a part of Factor’s Costs secured by the Collateral and be payable on demand.

14.8.    This Agreement has been considered, approved and made in the State of California, and it and all other documents shall become effective only when accepted by Factor in the State of California.

14.9.    At such time that all Obligations of Seller to Factor shall have been fully paid and satisfied and Seller executes a mutual release acknowledging that Factor is not indebted to Seller in any amount, Factor shall reassign to Seller all of its right, title and interest, without recourse, in and to any remaining unpaid Factored Accounts and release its security interest in the Collateral.

14.10.  Notwithstanding the intention of the parties to the contrary as expressed in Section 1 of this Agreement, in the event that the transactions contemplated herein are construed to be a loan by Factor to Seller, the parties hereto agree to an effective rate of interest that is the rate resulting from all charges paid or to be paid by Seller arising out of this Agreement.

14.11.  This Agreement shall inure to and be binding upon the parties hereto, their personal representatives, successors and assigns; provided, however, that Seller shall not have the right to assign this Agreement or any rights hereunder without Factor’s prior written consent and any such assignment shall be void and of no effect whatsoever.

14.12   TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HERETO WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY TRANSACTIONS HEREUNDER.

IN WITNESS WHEREOF, this Agreement has been executed on the date set forth above.

FACTOR:

FIRST COMMUNITY FINANCIAL,

a division of Pacific Western Bank

By: /s/ Matthew A. Lernor

Matthew A. Lernor

Its: Executive Vice President

SELLER:

Remedent, Inc.,

a Nevada corporation

By: /s/ Guy De Vreese

Guy De Vreese

Its: President

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